Exhibit 10.1

AMENDED AND RESTATED JOINT VENTURE AGREEMENT
Joint Venture Agreement dated as of June 9, 2015 (this "Agreement") by and between Mineracao Batovi Ltda., a Brazilian corporation ("Mineracao"), Diamante Minerals, Inc. a Nevada corporation ("Diamante"), Dr. Charles Fipke and Jose Aldo (the "Mineracao Shareholders").
W I T N E S S E T H
WHEREAS, the parties previously executed a certain agreement dated as of February 10, 2014, as amended February 25, 2014, regarding the acquisition by Diamante from Mineracao of up to a 75% interest in a joint venture in Mato Grosso, Brazil owned by Mineracao (the "Initial Agreement");
AND WHEREAS Mineracao and Diamante subsequently entered into a joint venture agreement dated November 20, 2014, as amended by a letter agreement dated February 27, 2015 (collectively the "Joint Venture Agreement") following the termination of the Initial Agreement which Joint Venture Agreement contemplated the parties participating in a joint venture with respect to certain mineral claims in Mato Grosso, Brazil (the "Claims") as detailed in Schedule "A" hereto through a newly formed Brazilian company;
AND WHEREAS Mineracao, Diamante and the Mineracao Shareholders have now determined to enter into this Agreement so as to amend and restate the Joint Venture Agreement to provide for the joint venture contemplated by the Joint Venture Agreement to be effected through holdings in Mineracao
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
 JOINT VENTURE ENTITY; SHARES
1.1            Joint Venture Entity. Forthwith upon execution of this Agreement Diamante will contribute $1,000,000 in cash to Mineracao for 20% of the equity interest in Mineracao, it being acknowledged that such monies are to be applied to the exploration of the Claims.
ARTICLE 2
 EARN-IN RIGHT
2.1            First Right. In order to acquire an additional 29% interest in Mineracao (the "Additional 29% Interest"), Diamante shall invest no less than an additional US$2,000,000 of exploration expenses in Mineracao no later than November 20, 2017 (the "29% Earn In Period"). The itemized detail of such expenses (as well as any other expenses incurred by Diamante in connection with this Agreement as provided for in this Agreement) shall be evidenced by the filings made by Diamante with the Securities and Exchange Commission (the "SEC") indicating the incurrence of such exploration expenses as well as any other documentary evidence submitted by Diamante to Mineracao.

2.2            Negotiation Rights.  Mineracao shall have the right to negotiate and enter into an agreement (a "Major Mining Agreement") with a major mining company (a "Mining Company") to operate, finance and/or construct a mine on the Claims and grant the Mining Company at least a 51% interest in Mineracao, provided that the Mining Company must commit to invest no less than US$250,000,000 in Mineracao. In the event a Major Mining Agreement is entered into the interests of Diamante and the Mineracao Shareholders shall be diluted pro rata in accordance with their percentage holdings in Mineracao, provided that, if such Major Mining Agreement is entered into during the 29% Earn In Period, Diamante may elect to exercise the First Right by forthwith paying to Mineracao the amount then remaining to be invested to acquire the Additional 29% Interest.
2.3            Profits. Any and all profits generated by Mineracao shall be allocated between Diamante and the Mineracao Shareholders according to their respective equity interests in Mineracao and paid in the form of dividends based on the assessment of the board of the directors of Mineracao.
ARTICLE 3
 MANAGEMENT OF MINERACAO
3.1            Joint Venture Entity.  The terms provided for in this Agreement shall be incorporated into the charter and bylaws of Mineracao or otherwise given effect in a manner as advised by Brazilian counsel to Mineracao.
3.2            Board.  During the period from the date hereof until the expiry of the 29% Earn In Period, and thereafter in circumstances where Diamante acquires the Additional 29% Interest, Mineracao shall be managed by a board of directors comprised of two (2) representatives from each of Diamante and the Mineracao Shareholders. In circumstances where Diamante fails to acquire the Additional 29% Interest the board of directors shall thereafter be comprised of three (3) representatives of the Mineracao Shareholders and one (1) of Diamante provided that, if Diamante's interest in Mineracao is reduced to 10% or less, Diamante shall thereafter not be entitled to any representation on the board of directors of Mineracao. Notwithstanding anything contained herein to the contrary, the affirmative approval of at least three of the four members of the board must be obtained prior to taking the following actions:
(i)            the adoption of the annual budget, including all expenditures relating to Mineracao, and any amendments thereto (the "Budget");
(ii)            the approval of financial statements and reports relating to Mineracao;
(iii)            the appointment and termination of a general manager for Mineracao, including the terms of the compensation of such manager;
(iv)            any financing or funding for Mineracao, including without limitation the authorization or issuance of any right, including, without limitation, any warrant or option or other right (contingent or otherwise) to purchase or acquire any interest in Mineracao other than as provided for herein;

(v)            the scope and purpose of a feasibility study for Mineracao, including the determination that the study is positive;
(vi)            the decision to mine and commence commercial production;
(vii)            the sale or lease of any claim owned by Mineracao;
(viii)            the execution of any agreement relating directly or indirectly to Mineracao, including without limitation, any off-take, lease or sale agreement or royalty arrangement;
(ix)            the encumbrance of any type of security interest in any portion of the assets or securities of Mineracao or any interest therein;
(x)            establishing any subsidiary or other company which shall have any interest in Mineracao or any portion thereof;
(xi)            the appointment of key employees, agents or consultants for Mineracao, including without limitation the terms of their compensation and benefit arrangements;
(xii)            the commencement or settlement of any litigation or threatened litigation in which the amount at issue involves more than $500,000; and
(xiii)            any termination or winding up of Mineracao.
3.3            Expenses.  Each of Diamante and Mineracao agree that all expenditures relating to Mineracao shall be allocated in accordance with the terms of this Agreement. Accordingly, as of the date hereof, until and unless Diamante achieves a 49% interest in Mineracao as provided herein or fails to acquire the Additional 29% Interest, Diamante shall be responsible for 100% of the expenses of Mineracao up until the amount of $3,000,000 in total, provided that all such expenses shall first be approved in writing by the Diamante representatives on the board of directors of Mineracao.
The bank account in the name of Mineracao shall require that both the signature of a representative of Diamante and a representative of the Mineracao Shareholders shall be required for all withdrawals from said account. Until further notice, the Diamante representative shall be Chad Ulansky and the Mineracao Shareholders' representative shall be Keiven Bauer.
Diamante and Mineracao shall cause Mineracao to engage Diamante to carry out exploration activity in accordance with approved budgets and in this regard it is acknowledged that Diamante shall be entitled to charge a 10% administration fee on all exploration expenditures incurred under $50,000 and 5% on all exploration expenditures incurred over $50,000.
It is acknowledged that, in fulfilling its role as contemplated by the above paragraph Diamante may sub-contract with third parties, including but not limited to, Kel-Ex Development Ltd.

3.4            Claims. If at any time prior to acquiring the 29% Interest Diamante stops funding the company or decides to withdraw then the Mineracao Shareholders will be granted the right to acquire the interest of Diamante in Mineracao at fair market value pro rata in accordance with their holdings in Mineracao.
3.5            Dilution.  Each of Diamante and the Mineracao Shareholders agree that if a party does not fund an expenditure provided for in the Budget, the interest of said defaulting party shall be reduced pro ratably through additional financings.  For the avoidance of doubt the first $3,000,000 in exploration expenditures is the responsibility of Diamante. For the purposes of such dilution calculations the Mineracao Shareholders will be initially deemed to have contributed an amount equal to their pro rata share of the amount contributed by Diamante (i.e. if Diamante contributed $3,000,000 for 49% of Mineracao's shares the Mineracao Shareholders shall be deemed collectively to have contributed $3,122,450 for 51%.
3.6            Interest in Mineracao.  Subject to Section 2.2 Mineracao agrees that it shall not, directly or indirectly, provide any other person or party any rights with respect to Mineracao without the prior written consent of Diamante.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES
4.1            Representations and Warranties.  Each of Diamante and Mineracao represent the following:
(a)            Each party represents and warrants that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the obligations provided herein have been duly and validly authorized by all necessary action on the part of each party.
(b)            This Agreement does not: (i) conflict with any provision of the respective party's charter, or similar organizational documents or bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which either Diamante or Mineracao, as the case may be, is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Diamante or Mineracao, as the case may be, or by which any of its respective property or asset is bound or affected. Mineracao has all requisite permits and approvals necessary to establish and own and operate Mineracao and to consummate the transactions contemplated in this Agreement.
(c)            The execution, delivery and performance of this Agreement by Diamante or Mineracao, as the case may be, has been duly authorized by all requisite action and constitutes the valid and binding obligation of each of them, enforceable against it in accordance with the terms hereof.

(d)            Mineracao represents and warrants that it is the sole legal and beneficial owner of the Claims. Mineracao has not encumbered, mortgaged or conveyed any interest in the Claims, including but not limited to conveying any royalty interest therein, other than as set forth in this Agreement; and it has no knowledge of any pending litigation or other claims challenging its rights and title to the Claims.  No other person or entity has any rights, direct or indirect, in the Claims.
(e)            Mineracao represents and warrants that prior to the date of this Agreement, it and its affiliates have incurred no less than US$3,975,000 in expenses with respect to the Claims. Mineracao represents and warrants that the amount of   is the total amount currently required to be submitted by Mineracao to the Brazilian government (the "Government") to maintain the claims for the 2015 year. No other payment is due to the Government or any third party in order for Mineracao to maintain the Claims.
ARTICLE 5
 MISCELLANEOUS
5.1            Limitations on Transfers.
(a)            Neither Diamante nor the Mineracao Shareholders will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this section, to "Transfer") any or all of its interest in Mineracao or transfer or assign any of its rights under this Agreement (in this section, such interests and rights, collectively, the "Holdings") other than in accordance with the provisions of this section.  A Party may Transfer only the whole of its Holdings, except as contemplated in subsection 5.1(c) hereof.
(b)            Subject to subsection 5.1(c) hereof, if, a party (for the purposes of this section, the "Selling Party") wishes to sell or assign its Holdings (the "Offered Interest") to a third party it shall first give notice in accordance with the terms hereof (the "Sale Notice") to such effect to the other parties (for the purposes of this section, the "Non-Selling Parties") and in such Sale Notice shall provide the details of the terms on which it is prepared to sell the Offered Interest. The Non-Selling Parties shall then have the right for a period of thirty (30) days in which to give notice to the Selling Party in accordance with the terms hereof, that they elect to purchase their pro rata share, or a greater amount of the Offered Interest on such terms. If the Non-Selling Parties or any of them gives notice of election to purchase the Offered Interest, the parties shall enter into and consummate such sale on the terms set forth in the Sale Notice or as otherwise mutually agreed. If the Non-Selling Parties fail to give notice of their election to purchase the Offered Interest within the required period of time, then the Selling Party may sell the Offered Interest to any other third party on the terms offered to the Non-Selling Parties in the Sale Notice or better. If such transaction is not consummated within 150 days of the original Sale Notice, then the procedure provided for in this section shall again apply.
(c)            Nothing in this section applies to or restricts in any manner:

(i)            a disposition by the transferring party of all or a portion of its Holdings to an Affiliate (as that terms is defined under the Business Corporations Act (British Columbia) of the transferring party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and agrees with the other party in writing to retransfer the Holdings to the transferring party before ceasing to be an Affiliate of the transferring party. Notwithstanding the foregoing the other party shall not be obligated upon such a transfer to release the transferring party from its obligations under this Agreement;
(ii)            an amalgamation, merger or other form of corporate reorganization involving or the acquisition of shares or assets of the transferring party which is a bona fide business transaction that has the effect in law of the amalgamated or surviving corporation possessing, directly or indirectly, substantially all the property, rights and interest and being subject to substantially all the debts, liabilities and obligations of the transferring party; or
(iii)            a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance with is otherwise specifically allowed for under this Agreement.
5.2            Indemnities.  Diamante and Mineracao shall fully indemnify, defend, release and hold harmless each other and their respective affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), resulting from a direct or indirect breach or threatened breach of any representation, warranty or covenant in this Agreement.  This indemnity shall survive termination of this Agreement.
5.3            Notice.  All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system.  Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier's tracking system.  If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day ("business day" means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.)  A party may change its address from time to time by notice to the other party as indicated above.
All notices to Diamante shall be addressed to:
Diamante Minerals, Inc.
203-1634 Harvey Ave
Kelowna, BC, V1Y-6G2, Canada
Attn: Chad Ulansky

All notices to the Mineracao Shareholders shall be addressed to:
Mineracao Batovi Ltda
203-1634 Harvey Ave
Kelowna, BC, V1Y-6G2, Canada
Attn: Keiven Bauer
5.4            Waiver.  No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.
5.5            Modification.  No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.
5.6            Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercedes any other agreement, representation, warranty or undertaking, written or oral, among the parties.
5.7            Further Assurances.  Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.
5.8            Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All disputes arising out of or in connections with this Agreement, or in respect of any defined legal relations associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rule of The Commercial Arbitration Act of British Columbia.
5.9            Attorneys Fees.  In any arbitration or litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the proceeding, in connection with any appeals, and collecting any final judgment entered therein. If a party or parties substantially prevails on some aspects of such action, but not on others, the arbitrators or court, as the case may be, may apportion any award of costs and attorneys fees in such manner as it deems equitable.
5.10            Construction.  The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement.  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement. The parties agree that this Agreement is the product of negotiation and that neither party will be deemed to be the drafter thereof. Each party to this Agreement consulted with, or had the opportunity to consult with, its legal department or with the independent attorney of its choice with regard to the Agreement, and signs it voluntarily.

5.11            Signatures. This Agreement may be executed by facsimile or other electronic form and in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.
Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
MINERACAO BATOVI LTDA

By: /s/ Charles Fipke
Name: Charles Fipke
Title: Director
DIAMANTE MINERALS INC.

By: /s/ Chad Ulansky
Name: Chad Ulansky
Title: Chairman and CEO

/s/ Charles Fipke
 Dr. Charles Fipke

/s/ Jose Aldo
 Jose Aldo

Schedule A

Mineracao Batovi Ltda.
Claims

Claim Number

866571/2011
866573/2011
866568/2011
866560/2011
866561/2011
866562/2011
866574/2011
866563/2011
866564/2011
866565/2011

866566/2011

866567/2011
866569/2011
866570/2011
866572/2011

867453/2010

866467/2011
866468/2011
866469/2011
866544/2011
866545/2011

Project Claims 21

Brazil Claim Map

Coordinate System: GCS WGS 1984
Datum: WGS 1984
Units: Degree

0 2 4 8 12 16 Kilometers

54°10'0"W
54°0'0"W
53°50'0"W
53°40'
13°30'0"S
13°40'0"S
13°50'0"S
14°0'0"S
14°10'0"S
866.544/2011
866.545/2011
866.566/2011
866.568/2011
866.467/2011
866.574/2011
867.453/2010
866.573/2011
866.563/2011
866.562/2011
866.468/2011
866.564/2011
866.572/2011
866.560/2011
866.565/2011
866.561/2011
866.567/2011
866.469/2011
866.570/2011
866.569/2011
866.571/2011

claimName	payDate	ExpiryDate	Area_ha
866.467/2011	28/01/2015	28/09/2014	3051.04
866.468/2011	28/01/2015	29/08/2014	348.13
866.469/2011	28/01/2015	28/09/2014	8414.68
866.544/2011	28/01/2015	29/08/2014	1446.25
866.545/2011	28/01/2015	29/08/2014	9934.17
866.560/2011	28/01/2015	23/08/2014	5026.23
866.561/2011	28/01/2015	23/08/2014	9439.19
866.562/2011	28/01/2015	23/08/2014	4113.14
866.563/2011	28/01/2015	23/08/2014	7112.3
866.564/2011	28/01/2015	23/08/2014	3511.58
866.565/2011	28/01/2015	23/08/2014	1371.85
866.566/2011	28/01/2015	23/08/2014	6861.69
866.567/2011	28/01/2015	23/08/2014	3569.48
866.568/2011	28/01/2015	23/08/2014	4424.19
866.569/2011	28/01/2015	23/08/2014	1311.55
866.570/2011	28/01/2015	23/08/2014	5357.18
866.571/2011	28/01/2015	23/08/2014	9534.95
866.572/2011	28/01/2015	21/11/2014	3322.88
866.573/2011	28/01/2015	23/08/2014	7199.99
866.574/2011	28/01/2015	23/08/2014	5776.71
867.453/2010	30/07/2014	09/02/2014	8560.4